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                                                                    Exhibit 99.1

NEWS RELEASE
Contact: John A. Pino, President and CEO
ACT Manufacturing, Inc.
978-567-4000

                       ACT MANUFACTURING, INC. ANNOUNCES
          THE COMPLETION OF THE BULL ELECTRONICS ANGERS ACQUISITION.

Hudson, Massachusetts, September 6, 2000 - ACT Manufacturing, Inc. (Nasdaq:ACTM), a leading provider of contract electronic manufacturing services, today announced it has completed the acquisition of all the issued shares of Bull Electronics Angers ("BEA") for a purchase price of approximately $56.6 million, plus a working capital adjustment based on the August 31, 2000 closing balance sheet of BEA which will be prepared no later than November 30, 2000. Currently, ACT estimates that the working capital adjustment will approximate $50 million. The working capital adjustment will be funded through availability under existing term loans and through BEA or ACT working capital. BEA, located in Angers, France, is a leading European provider of electronics manufacturing services to OEMs, including printed circuit board and box build systems assembly as well as associated end-to-end value-added services. Prior to the closing, BEA spun out its printed circuit board fabrication business to a separate subsidiary of Bull.

For the three and six months ended June 30, 2000, BEA's revenues were approximately $104 million and $165 million, respectively. Combined pro forma revenues for ACT, GSS Array Public Company Limited which was acquired on August 2, 2000 and BEA, for the three and six months ended June 30, 2000 would have been approximately $391 million and $723 million, respectively.

Commenting on the BEA acquisition, Mr. John A. Pino, Chairman, President and Chief Executive Officer of ACT, said, "This acquisition addresses several of our strategic business development objectives, provides a significant opportunity to increase value to our shareholders and strengthens our ability to bring high quality, value-added electronics manufacturing services to our existing and future customers on a global scale. The addition of BEA's 230,000 square foot manufacturing facility in Angers, France and approximately 750 employees adds significant scale to our position in Europe, as well as expands our customer base and worldwide manufacturing capacity to almost 1.5 million square feet. Along with our recent acquisition of GSS Array Public Company Limited in Thailand, this acquisition firmly establishes ACT as a global leader in the CEM industry."

Mr. Pino continued, "As previously announced, Mr. Robert Zinn, our Executive Vice President of European and Asia Pacific Operations, will drive our overall strategy in these regions. Mr. Alain Keryhuel, will continue as General Manager of the French operation, and will assist Mr. Zinn in France.
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"To strengthen our focus on the rapid and effective integration of our recent acquisitions, Jeffrey B. Lavin has been appointed to the position of Vice President of Strategic Planning. As Vice President of Strategic Planning, Mr. Lavin will focus on, among other things, integration issues related to ACT's acquisitions of BEA and GSS Array as well as the implementation and enhancement of our company-wide systems and processes. Christopher L. Gorgone, ACT's current Treasurer, will assume the role of interim Chief Financial Officer."

ACT Manufacturing, Inc., headquartered in Hudson, Massachusetts, provides value-added electronics manufacturing services to original equipment manufacturers in the networking and telecommunications, computer and industrial and medical equipment markets. The Company provides OEMs with complex printed circuit board assembly primarily utilizing advanced surface mount technology, electro-mechanical subassembly, total system assembly and integration, mechanical and molded cable and harness assembly and other value-added services. The Company has operations in California, Georgia, Massachusetts, Mississippi, Mexico, France, Ireland, Singapore, Thailand and Taiwan.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated, including statements concerning the acquisitions of BEA and GSS Thailand, the effects of the acquisitions, expected financial and operating results, synergies, growth of the customer base, future customer shipments, and the plans and objectives of management. Those risks and uncertainties include, among others: the risk of not integrating the BEA and GSS Thailand businesses successfully; the inability to achieve expected synergies; costs associated with the acquisitions; the effectiveness of managing manufacturing processes; increased competition and its effects on pricing, revenues and gross margins, and its customer base; future customer demand; the Company's ability to timely complete, configure and ship products; and changes, reductions, delays or cancellations of customer orders. In addition, the Company's business and results of operations are subject to numerous additional risks and uncertainties, including the short-term nature of customer orders, customers' announcements and introductions of new products or new generations of products, evolutions in the life cycles of customers' products, inventory obsolescence, currency exchange rate movements, trends in the electronics industry and changes or anticipated changes in economic conditions. For a more detailed discussion of the risks and uncertainties of the Company's business, please refer to the Company's periodic reports and registration statements filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the period ended December 31, 1999 and Quarterly Report on Form 10-Q for the period ended June 30, 2000.